                                                                    EXHIBIT 99.2

                                                                   [TESORO LOGO]

FOR IMMEDIATE RELEASE

CONTACT:
         INVESTORS:
         JOHN ROBERTSON, DIRECTOR, INVESTOR RELATIONS, (210) 283-2687

         MEDIA:
         TARA FORD, DIRECTOR, PUBLIC RELATIONS, (210) 283-2676


                    TESORO PETROLEUM AMENDS CREDIT AGREEMENT


         SAN ANTONIO - DECEMBER 16, 2002 - Tesoro Petroleum Corporation (NYSE:TSO) today announced that it has amended terms of its $1.275 billion Credit Agreement to provide flexibility around the terms of required asset sales.

         Under terms of the amended agreement the Company need only receive net proceeds of $167 million from the sale of assets and apply $87.5 million of those proceeds toward the reduction of term debt by December 31, 2002 to satisfy the terms of the amended agreement. The original agreement called for net proceeds of $175 million and the pay-down of $87.5 million in term debt by December 31, 2002. The Company is still obligated to generate net proceeds of $200 million by March 31, 2003.

         In addition, if necessary, the amendment provides for a 45 day extension of the December 31, 2002 deadline to receive net proceeds of $167 million, although 100% of any proceeds received after December 31, 2002 would be applied toward the reduction of term debt.

         "We remain confident in our ability to close on sufficient assets sales to generate the net proceeds required under the terms of the existing agreement by year-end." said Bruce A. Smith, Chairman, President and CEO of Tesoro. "We thought it would be prudent, however, to buy a little flexibility around the timing of these asset sales."

         On December 12, 2002 the Company announced the completion of two of the three separate transactions for the company's 70 Northern California retail outlets for $44 million. The company expects to close the third transaction for the California retail sites as well as the recently announced sale of the Northern Great Plains Product Pipeline to Kaneb Pipe Line Partners, L.P. (NYSE:
KPP) by the end of the month.

         Tesoro Petroleum Corporation, a Fortune 500 Company, is an independent refiner and marketer of petroleum products and provider of marine logistics services. Tesoro operates six refineries in the western United States with a combined capacity of nearly 560,000 barrels per day. Tesoro's retail-marketing system includes nearly 600 branded retail stations, of which 300 are company owned under the Tesoro(R) and Mirastar(R) brands.

         This news release contains certain statements that are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements contain expectations with respect to the expected sale of the Company's Northern California retail stations and the Northern Great Plains Product Pipeline System. For more information concerning factors that could cause actual results to differ from expectations, see the company's annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission. The company undertakes no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which the Company becomes aware of, after the date hereof.

                                       ###